Exhibit 4

INSTRUMENT OF TRANSFER

RPL GLOBAL LIMITED

I, GUO Lingyun of No.4 Building, Yard 11, Hepingli East Street, Dongcheng District, Beijing, China

in consideration of the Sum of NIL (By Deed of Gift dated 10 February 2016)

paid to me by JTC Trustees (BVI) Limited of Ritter House, 5th Floor, P.O. Box 3200, Road Town, Tortola, VG1110, British Virgin Islands

(hereinafter called “the Transferee”) do hereby transfer to the Transferee the 10,400 shares numbered – 1 to 10,400 - standing in my name in the Register of RPL Global Limited to hold unto the Transferee their Executors, Administrators or Assigns, subject to the several conditions upon which I hold the same at the time of execution hereof. And we the Transferee do hereby agree to take the said shares subject to the same conditions.

Witness to our hands the 10 February 2016

Witness to the signature(s) of the Transferor

/s/ Xu Ying
Name	Xu Ying
Address	No. 4 Building, 11 Heping Li East Street,
	Dongcheng District, Beijing, China	/s/ GUO Lingyun
GUO Lingyun (Transferor)

Witness to the signature(s) of the Transferee

/s/ Arlene Thomas
Name	Arlene Thomas
Address	Ritter House, 5th Floor, PO Box 3200,
	Road Town, Tortola, British Virgin	/s/ Michelle Le Herissier
	Islands, VG1110	Name: Michelle Le Herissier
JTC Trustees (BVI) Limited (Transferee)